Exhibit 99.1

                   (Republic First Bancorp, Inc. Letterhead)

                                                         NEWS RELEASE
                                                         FOR RELEASE:
                                                         IMMEDIATELY
                                                         Contact: George S. Rapp
                                                         215-735-4422

              REPUBLIC FIRST BANCORP, INC. ANNOUNCES JERE A. YOUNG
            AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY
                         AND AS A DIRECTOR OF THE BANK

Philadelphia, PA, June 17, 1998 -- Republic First Bancorp, Inc. (NASDAQ:FRBK) and its wholly-owned subsidiary, First Republic Bank of Philadelphia, PA, announced effective June 17, 1998, the Board of Directors of the Company has elected Jere A. Young as President and Chief Executive Officer of the Company and as Director of the Bank.

         Of recent date, Mr. Young has been engaged in various businesses and investments through his company, Capital Advisory Group, Inc.

         Mr. Young has also served as a director and interim President of First Commercial Bank of Philadelphia, as well as Chairman of the Board and Chief Executive Officer of Hansen Bancorp, Inc., a savings bank holding company, and as a Director and President of Southeast National Bank of Pennsylvania. Prior to that, Mr. Young was Vice President - Finance of Tasty Baking Co., Inc.

         Rolf A. Stensrud is President and Chief Executive Officer of the Bank and Executive Vice President of the Company.

         Harry D. Madonna, Chairman of the Board of Directors of the Company and the Bank, stated that, "the Board was excited to obtain the services of an executive with Mr. Young's skill and experience." Madonna also said that, "the Company's continued growth and success demanded that an executive of Mr. Young's caliber take control of the Company's growth and work with present management to assure the Company's continued progress."

         First Republic Bank, Philadelphia, is a full-service, state-chartered commercial bank, a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its seven branch offices located in Abington, Ardmore, Bala Cynwyd, East Norriton and Philadelphia.

         First Republic Bank, Philadelphia, is not affiliated with First Republic Bank, a Nevada chartered bank whose executive offices are in San Francisco, California.

    Contact: George S. Rapp of Republic First Bancourp, (215) 735-4422 (FRBK)